Exhibit 99.1

Erickson Reports Third Quarter 2015 Results

— Reports Revenues of $101.1 million, Operating Income of $25.7 million, and Adjusted EBITDA of $37.8 million —
— Improved Operational Efficiencies Resulted in Strong Operating Cash Flow & Lower Capital Spending —
— Disciplined Cost Savings Actions Yielded Lower Operating Expenses —

PORTLAND, Ore.-(GlobeNewswire) — November 5, 2015 — Erickson Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading provider of aviation services and products to a worldwide mix of commercial and government customers, today announced third quarter 2015 financial results.

Jeff Roberts, Chief Executive Officer of Erickson, commented, “The additional contraction in the oil and gas markets, a slower than anticipated global firefighting season, and a decline in operational tempo and delay in contract awards in our Government business all impacted the third quarter of 2015. Our updated outlook and guidance for the remainder of the year reflects this reality. Despite these macro conditions, our third quarter results reflect our increased focus on operational efficiency and future growth. Our operational initiatives are bearing fruit, resulting in improved cash flow and lower operating costs. During the quarter, we generated $34 million of operating cash flow which was better than Q3 2014 despite a $17 million revenue headwind. In addition, our front-end focus is beginning to materially expand our pipeline in all the Business Units.”

Recent Developments

•
In August, we announced that we secured a Turkish firefighting contract. The agreement calls for the use of one S-64E Aircrane to assist with regional fire suppression and emergency response operations 365 days a year for two years.

•
In September, we announced the addition of several senior members to our sales and business development teams. This front-end investment will help drive growth as we work to improve the size and quality of our sales pipeline.

Third Quarter Results
Revenue for the quarter ended September 30, 2015 was $101.1 million, a decline of $17.2 million compared to prior year. The Company benefited from year-over-year growth in its Manufacturing & MRO business. These gains were outweighed by continued softness in Government Aviation and a decline in Commercial Aviation.

•	Manufacturing & MRO revenues increased to $9.8 million as compared to $3.6 million in the prior year period, reflecting the increased aircraft and parts sales.

•
Government Aviation Services revenues decreased to $22.9 million as compared to revenues of $36.1 million in the prior year period, driven primarily by the continued reduction of operational tempo in Afghanistan and other U.S. Department of Defense activity.

•
Commercial Aviation Services revenues decreased to $68.4 million as compared to $78.7 million in the prior year period driven primarily by lower oil and gas revenues due in part to a true-up payment related to the Air Amazonia contract realized in the third quarter of 2014, in addition to a weaker international fire season, and lower infrastructure construction and timber harvesting revenues in North America.

Third quarter 2015 operating income was $25.7 million as compared to the prior year loss of $38.5 million; adjusted operating income, which excludes acquisition, integration and restructuring expenses, was $25.8 million, as compared to $38.9 million in the prior year period.
Third quarter operating expenses were $7.4 million as compared to $9.0 million in the same quarter of 2014.
Third quarter Adjusted EBITDA was $37.8 million as compared to the prior year period Adjusted EBITDA of $50.0 million. Adjusted EBITDAR was $41.8 million in the third quarter of 2015 as compared to $55.1 million in the prior year’s third quarter.
During the third quarter of 2015, the Company reduced capital spending to $8.8 million as compared to $15.6 million in the prior year period. Operating Cash Flow improved $1.1 million, to $33.8 million compared to $32.7 million in the prior year’s third quarter.

As of September 30, 2015, the Company had $87.4 million drawn on its revolving credit facility (excluding the letters of credit) and $1.7 million in cash on its balance sheet.

2015 FY Financial Guidance
The Company is restating its full year guidance for 2015. The Company now believes it will generate approximately $300 million of revenue, approximately $60 million of Adjusted EBITDA and break-even to slightly positive free cash flow.

Jeff Roberts concluded “Our updated financial guidance reflects the difficult operating environment in several of our key end markets. Despite these near term challenges, we have made a strategic investment in both our business development and sales teams to ensure we are creating a large enough pipeline to generate revenue growth going forward. These growth opportunities coupled with our operational efficiencies are expected to drive improved financial performance in 2016.”
About Erickson Incorporated
Erickson is a leading global provider of aviation services specializing in government services, legacy aircraft MRO and manufacturing, and commercial services such as firefighting, HVAC, power line, specialty, construction, oil and gas, and timber harvesting. Erickson operates a fleet of approximately 75 rotary-wing (light, medium and heavy) and fixed-wing aircraft, including 20 heavy-lift S-64 Aircranes. Founded in 1971, Erickson is headquartered in Portland, Oregon, and maintains operations in North America, South America, Europe, the Middle East, Africa, Asia Pacific, and Australia. For more information, please visit www.ericksonaviation.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the recently completed the acquisitions of both Evergreen Helicopters and Air Amazonia and we may not realize the benefits of these acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, as well as the other reports we file with the SEC from time to time.
You should not place undue reliance on any forward-looking statements. Erickson assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.
Conference Call
The Company will hold a conference call to discuss its earnings results for the third quarter ended September 30, 2015 on November 5, 2015 at 4:30 p.m. Eastern Time with prepared remarks by Jeff Roberts, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaviation.com. To access the call, dial toll-free 1-888-427-9411 or 1-719-325-2393 (international).
To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 2431018. The replay will be available beginning at 7:30 p.m. ET on November 5, 2015, and will last through 11:59 p.m. ET November 19, 2015.
This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaviation.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.
— FINANCIAL TABLES FOLLOW —

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$1,698	$5,097
Restricted cash	349	567
Accounts receivable, net of allowances for doubtful accounts of $170 and $739 in 2015 and 2014, respectively	55,172	44,350
Inventory	7,988	—
Prepaid expenses and other current assets	4,935	8,780
Income tax receivable	649	677
Deferred tax assets	595	1,230
Total current assets	71,386	60,701
Aircraft support parts, net	135,608	137,593
Assets held for sale	5,959	—
Aircraft, net	109,672	128,221
Property, plant and equipment, net	118,537	120,635
Goodwill	163,616	215,241
Other intangible assets, net	18,045	20,053
Other non-current assets	22,028	23,077
Total assets	$644,851	$705,521
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,245	$19,844
Current portion of long-term debt	4,840	4,144
Accrued and other current liabilities	29,100	19,034
Income tax payable	398	315
Deferred tax liabilities	—	884
Total current liabilities	54,583	44,221
Long-term debt	17,580	12,751
Long-term revolving credit facilities	87,384	89,339
Long-term notes payable	355,000	355,000
Other long-term liabilities	15,733	13,181
Uncertain tax positions	6,484	6,313
Deferred tax liabilities	1,390	3,703
Total liabilities	538,154	524,508
Stockholders’ equity:
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,840,901 and 13,823,818 issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1	1
Additional paid-in capital	181,186	181,018
Retained earnings (accumulated deficit)	(68,205)	1,812
Accumulated other comprehensive loss, net of tax	(6,973)	(2,544)
Total stockholders’ equity attributable to Erickson Incorporated	106,009	180,287
Noncontrolling interest	688	726
Total stockholders’ equity	106,697	181,013
Total liabilities and stockholders’ equity	$644,851	$705,521

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenues:
Government Aviation Services	$22,879	$36,055	$84,145	$119,466
Commercial Aviation Services	68,425	78,697	128,997	144,242
Manufacturing & MRO	9,829	3,586	23,472	9,699
Total revenues	101,133	118,338	236,614	273,407
Cost of revenues:
Government Aviation Services	21,582	32,050	76,410	100,873
Commercial Aviation Services	39,109	36,008	100,635	96,252
Manufacturing & MRO	7,397	2,784	17,419	7,876
Total cost of revenues	68,088	70,842	194,464	205,001
Gross profit	33,045	47,496	42,150	68,406
Operating expenses:
General and administrative	5,483	6,608	18,082	20,399
Research and development	425	783	1,886	2,839
Selling and marketing	1,458	1,578	4,543	5,622
Impairment of goodwill	—	—	49,823	21,272
Other asset impairment	—	—	7,143	—
Total operating expenses	7,366	8,969	81,477	50,132
Operating income (loss)	25,679	38,527	(39,327)	18,274
Other expense:
Interest expense, net	(9,292)	(9,002)	(27,879)	(26,866)
Other expense, net	(1,276)	(831)	(2,932)	(2,193)
Total other expense	(10,568)	(9,833)	(30,811)	(29,059)
Net income (loss) before income taxes and noncontrolling interest	15,111	28,694	(70,138)	(10,785)
Income tax expense (benefit)	(240)	11,753	(167)	(3,039)
Net income (loss)	15,351	16,941	(69,971)	(7,746)
Less: Net income related to noncontrolling interest	(278)	(79)	(46)	(95)
Net income (loss) attributable to Erickson Incorporated and common stockholders	$15,073	$16,862	$(70,017)	$(7,841)
Net income (loss)	$15,351	$16,941	$(69,971)	$(7,746)
Other comprehensive income (loss):
Foreign currency translation adjustment	(5,014)	(1,995)	(4,513)	(1,189)
Comprehensive income (loss)	10,337	14,946	(74,484)	(8,935)
Comprehensive (income) loss attributable to noncontrolling interest	(47)	17	38	14
Comprehensive income (loss) attributable to Erickson Incorporated	$10,290	$14,963	$(74,446)	$(8,921)
Net income (loss) per share attributable to common stockholders:
Basic	$1.09	$1.22	$(5.06)	$(0.57)
Diluted	$1.09	$1.22	$(5.06)	$(0.57)
Weighted average shares outstanding:
Basic	13,834,938	13,802,212	13,830,002	13,797,093
Diluted	13,834,938	13,817,050	13,830,002	13,797,093

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$15,351	$16,941	$(69,971)	$(7,746)
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,168	10,164	30,884	27,098
Impairment of goodwill	—	—	49,823	21,272
Other asset impairment	—	—	7,143	—
Deferred income taxes	(1,210)	8,467	(2,897)	(8,273)
Non-cash interest expense on debt	237	96	643	226
Stock-based compensation	114	220	211	616
Amortization of debt issuance costs	683	613	1,937	1,827
Gain on early extinguishment of debt	(153)	—	(153)	—
Gain on sale of equipment	(51)	(62)	(121)	(253)
Changes in operating assets and liabilities:
Accounts receivable	(7,135)	(3,095)	(11,607)	(1,525)
Inventory	678	—	(7,988)	—
Prepaid expenses and other current assets	3,490	(6,001)	3,632	(6,907)
Income tax receivable	(40)	3	28	949
Aircraft support parts, net	109	(923)	150	(13,638)
Other non-current assets	(426)	1,106	2,258	4,232
Assets held for sale	2,000	—	2,000	—
Accounts payable	837	(6,892)	862	(6,161)
Accrued and other current liabilities	7,899	12,291	12,413	(4,050)
Income tax payable	555	493	298	1,210
Uncertain tax position	(184)	—	170	—
Other long-term liabilities	(1,093)	(366)	2,524	192
Net cash provided by operating activities	33,829	32,747	22,239	8,761
Cash flows from investing activities:
Purchases of aircraft and property, plant and equipment, net	(8,790)	(15,569)	(20,629)	(52,707)
Proceeds from sale-leaseback of aircraft	5,078	—	5,078	24,660
Restricted cash	11	574	135	2,341
Dividends paid to non-controlling interest	—	—	—	(73)
Net cash used in investing activities	(3,701)	(14,995)	(15,416)	(25,779)
Cash flows from financing activities:
Proceeds from shareholders, net	—	—	—	414
Repayments of subordinated notes	(1,378)	—	(3,378)	—
Repayments of credit facilities	(67,262)	(69,716)	(140,444)	(148,839)
Borrowings from credit facilities	40,937	53,862	138,490	166,993
Other long-term borrowings	(36)	51	(120)	444
Payments under capital leases	(271)	—	(611)	—
Debt issuance costs	(10)	(72)	(147)	(339)
Shares withheld for payment of taxes	(11)	—	(43)	(166)
Net cash provided by (used in) financing activities	(28,031)	(15,875)	(6,253)	18,507
Effect of foreign currency exchange rates on cash and cash equivalents	(2,165)	(1,762)	(3,969)	(811)
Net increase (decrease) in cash and cash equivalents	(68)	115	(3,399)	678
Cash and cash equivalents at beginning of period	1,766	2,444	5,097	1,881
Cash and cash equivalents at end of period	$1,698	$2,559	$1,698	$2,559
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,007	$2,017	$20,104	$19,553
Cash paid for income taxes, net	$296	$1,588	$1,563	$2,449

Use of Non-GAAP Financial Measures
The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings (or loss) for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that was the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments. We have further adjusted EBITDA for continued acquisition and integration costs beyond the nine months defined by our Revolving Credit Facility agreement and the restructuring costs associated with exiting the Malaysian timber harvesting market and right-sizing of our business.
The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA. We present Adjusted EBITDAR because we believe this provides us with a more comparable measure for managing our business.
The Company also uses adjusted net income (loss), adjusted operating income (loss), and adjusted net income (loss) per share, in managing our business. We define adjusted operating income (loss) as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, impairment, restructuring, integration and related expenses. We define adjusted net income (loss) as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income (loss) per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income (loss) per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.
The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2015	2014	2015	2014
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net income (loss) attributable to Erickson Incorporated	$15,073	$16,862	$(70,017)	$(7,841)
Interest expense, net	9,292	9,002	27,879	26,866
Tax expense (benefit)	(240)	11,753	(167)	(3,039)
Depreciation and amortization	12,168	10,164	30,884	27,098
Amortization of debt issuance costs	683	613	1,937	1,827
EBITDA	$36,976	$48,394	$(9,484)	$44,911
Acquisition and integration related expenses	60	236	60	1,658
Non-cash unrealized mark-to-market foreign exchange (gains) losses	(84)	518	295	274
Non-cash charges from awards to employees of equity interests	114	220	211	616
Gain on early extinguishment of debt	(153)	—	(153)	—
Non-cash goodwill impairment loss	—	—	49,823	21,272
Non-cash other asset impairment losses	—	—	7,143	—
Restructuring costs	898	667	1,686	1,081
Gain on sale of equipment	(51)	(62)	(121)	(253)
Adjusted EBITDA	$37,760	$49,973	$49,460	$69,559
Aircraft lease expenses	4,071	5,160	12,710	15,273
Adjusted EBITDAR	$41,831	$55,133	$62,170	$84,832

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014
Operating Income (Loss) and Adjusted Operating Income Reconciliation
Operating income (loss)	$25,679	$38,527	$(39,327)	$18,274
Acquisition and integration related expenses	60	236	60	1,658
Non-cash goodwill impairment loss	—	—	49,823	21,272
Non-cash other asset impairment losses	—	—	7,143	—
Restructuring costs	54	146	1,598	146
Adjusted operating income	$25,793	$38,909	$19,297	$41,350
Net Income (Loss) and Adjusted Net Income (Loss) Reconciliation
Net income (loss) attributable to Erickson Incorporated	$15,073	$16,862	$(70,017)	$(7,841)
Acquisition and integration related expenses	60	236	60	1,658
Non-cash goodwill impairment loss	—	—	49,823	21,272
Non-cash other asset impairment losses	—	—	7,143	—
Restructuring costs	898	667	1,686	1,081
Effect of normalized tax rate on 2015 operating results (assumed 40% rate)	(6,029)	—	5,220	—
Tax effect of 2014 goodwill impairment (assumed 40%) rate	—	—	—	(8,509)
Tax effect of acquisition and integration related expenses, and restructuring costs (assumed 40% rate)	(383)	(361)	(698)	(1,096)
Net impact of acquisition and integration related expenses, impairment losses, restructuring costs, and normalized tax rate on net income (loss)	(5,454)	542	63,234	14,406
Adjusted net income (loss) attributable to Erickson Incorporated	$9,619	$17,404	$(6,783)	$6,565
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholder Reconciliation
Net income (loss) attributable to common stockholders	$15,073	$16,862	$(70,017)	$(7,841)
Adjusted net income (loss) attributable to Erickson Incorporated	$9,619	$17,404	$(6,783)	$6,565
Weighted average shares outstanding:
Basic	13,834,938	13,802,212	13,830,002	13,797,093
Diluted	13,834,938	13,817,050	13,830,002	13,797,093
Adjusted net income (loss) per share attributable to Erickson Incorporated:
Basic	$0.70	$1.26	$(0.49)	$0.48
Diluted	$0.70	$1.26	$(0.49)	$0.48